                          Exhibit 11 - Page one of two

                 Statement re: Computation of Per Share Earnings

                                                 Nine Months Ended    Nine Months Ended
                                                September 30, 1997   September 30, 1996
                                                ------------------   ------------------
Net income for the period                              $ 1,236,177            1,090,541
Series A Preferred Stock Dividends                         (20,000)                --
                                                       -----------          -----------
Net income attributable to common
    and common equivalent shares                       $ 1,206,177            1,090,541
                                                       ===========          ===========

Actual common shares outstanding:
    Beginning of period                                  1,771,127            1,761,127
    End of period                                        1,897,780            1,771,127
    Weighted average for the period
       (Based on the actual time which the
         incremental shares were outstanding)            1,826,204            1,766,585

Common share equivalents resulting from
    "In-the-money" stock options outstanding
      during the period (Treasury method used)              60,535               46,846
                                                       -----------          -----------

Weighted average number of common and
    common equivalent shares used to
    calculate net income per share                       1,886,739            1,813,431
                                                       ===========          ===========

Net income per common and common
    equivalent share                                   $       .64                  .60
                                                       ===========          ===========

























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



                               Exhibit 11 - Page two of two

                      Statement re: Computation of Per Share Earnings

                                                Three Months Ended   Three Months Ended
                                                September 30, 1997   September 30, 1996
                                                ------------------   ------------------
Net income for the period                              $   102,188              326,981
Series A Preferred Stock Dividends                         (20,000)                --
                                                       -----------          -----------
Net income attributable to common
    and common equivalent shares                       $    82,188              326,981
                                                       ===========          ===========

Actual common shares outstanding:
    Beginning of period                                  1,872,447            1,771,127
    End of period                                        1,897,780            1,771,127
    Weighted average for the period
       (Based on the actual time which the
         incremental shares were outstanding)            1,877,346            1,771,127

Common share equivalents resulting from
    "In-the-money" stock options outstanding
      during the period (Treasury method used)              73,291               47,455
                                                       -----------          -----------

Weighted average number of common and
    common equivalent shares used to
    calculate net income per share                       1,950,637            1,818,582
                                                       ===========          ===========

Net income per common and common
    equivalent share                                   $       .04                  .18
                                                       ===========          ===========






















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